EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


                                      AMONG


                     PENN ENGINEERING & MANUFACTURING CORP.


                                       AND


                   HARRIET DUDEK, NOW KNOWN AS HARRIET SERVEN,
                            TRUSTEE OF TRUST B under
                       WILL OF RICHARD C. DUDEK, Deceased
                                VICTOR E. CARLSON
                                 SARA E. CARLSON
                                 JOHN S. PERELL
                               ELIZABETH C. PERELL
                                       AND
                              MARTHA GAIL ANDERSON



                               September 16, 1999


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                               TABLE FOR CONTENTS

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                                                                                        Page
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
1.       Definitions......................................................................1

2.       Purchase and Sale of Company Shares..............................................6
         (a)      Basic Transaction.......................................................6
         (b)      Purchase Price..........................................................6
         (c)      Post-Closing Adjustment.................................................6
         (d)      Escrow..................................................................7
         (e)      The Closing.............................................................7
         (f)      Deliveries at the Closing...............................................7
         (g)      FOGA Business...........................................................7
         (h)      Manufacturer's Representative Business..................................8

3.       Representations and Warranties Concerning the Transaction........................8
         (a)      Representations and Warranties of the Sellers...........................8
         (b)      Representations and Warranties of the Buyer.............................9

4.       Representations and Warranties Concerning the Company and Its Subsidiaries......10
         (a)      Organization, Qualification, and Corporate Power.......................10
         (b)      Capitalization.........................................................11
         (c)      Noncontravention.......................................................11
         (d)      Brokers' Fees..........................................................11
         (e)      Title to Assets........................................................11
         (f)      Subsidiaries...........................................................11
         (g)      Financial Statements...................................................11
         (h)      Events Subsequent to Most Recent Fiscal Year End.......................12
         (i)      Undisclosed Liabilities................................................14
         (j)      Legal Compliance.......................................................14
         (k)      Taxes..................................................................14
         (l)      Real Property..........................................................16
         (m)      Intellectual Property..................................................16
         (n)      Tangible Assets........................................................18
         (o)      Inventory..............................................................18
         (p)      Contracts..............................................................18
         (q)      Notes and Accounts Receivable..........................................19
         (r)      Powers of Attorney.....................................................19
         (s)      Insurance..............................................................20
         (t)      Litigation.............................................................20


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
         (u)      Product Warranty.......................................................20
         (v)      Product Liability......................................................21
         (w)      Employees..............................................................21
         (x)      Employee Benefits......................................................21
         (y)      Guaranties.............................................................22
         (z)      Environment, Health, and Safety Matters................................22
         (aa)     Certain Business Relationships With the Company and Its Subsidiaries...23
         (bb)     Disclosure.............................................................24

5.       Pre-Closing Covenants...........................................................24
         (a)      General................................................................24
         (b)      Notices and Consents...................................................24
         (c)      Operation of Business..................................................24
         (d)      Preservation of Business...............................................25
         (e)      Full Access............................................................25
         (f)      Notice of Developments.................................................25
         (g)      Exclusivity............................................................25
         (h)      Existing Agreements....................................................25
         (i)      Company's Qualified Plan...............................................25

6.       Post-Closing Covenants..........................................................26
         (a)      General................................................................26
         (b)      Litigation Support.....................................................26
         (c)      Transition.............................................................26
         (d)      Confidentiality........................................................27
         (e)      Covenant Not to Compete................................................27

7.       Conditions to Obligation to Close...............................................27
         (a)      Conditions to Obligation of the Buyer..................................27
         (b)      Conditions to Obligation of the Sellers................................29

8.       Remedies for Breaches of This Agreement.........................................30
         (a)      Survival of Representations and Warranties.............................30
         (b)      Indemnification Provisions for Benefit of the Buyer....................30
         (c)      Indemnification Provisions for Benefit of the Sellers..................31
         (d)      Matters Involving Third Parties........................................32
         (e)      Determination of Adverse Consequences..................................32
         (f)      Exclusive Remedy.......................................................33

9.       Tax Matters.....................................................................33
         (a)      Tax Periods Ending on or Before the Closing Date.......................33
         (b)      Tax Periods Beginning Before and Ending After the Closing Date.........33
         (c)      Refunds and Tax Benefits...............................................34


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

         (d)      Cooperation on Tax Matters.............................................34
         (e)      Tax Sharing Agreements.................................................35
         (f)      Certain Taxes..........................................................35
         (g)      Allocation and 338(h)(10) Election.....................................35

10.      Termination.....................................................................36
         (a)      Termination of Agreement...............................................36
         (b)      Effect of Termination..................................................36

11.      Miscellaneous...................................................................36
         (a)      Nature of Certain Obligations..........................................36
         (b)      Press Releases and Public Announcements................................37
         (c)      No Third-Party Beneficiaries...........................................37
         (d)      Entire Agreement.......................................................37
         (e)      Succession and Assignment..............................................37
         (f)      Counterparts...........................................................37
         (g)      Headings...............................................................37
         (h)      Notices................................................................38
         (i)      Governing Law..........................................................39
         (j)      Amendments and Waivers.................................................39
         (k)      Severability...........................................................39
         (l)      Expenses...............................................................39
         (m)      Construction...........................................................39
         (n)      Incorporation of Exhibits, Annexes, and Schedules......................40
         (o)      Arbitration............................................................40

Exhibit A -- Form of Escrow Agreement
Exhibit B -- Historical Financial Statements
Exhibit C -- Form of Real Property Agreement
Exhibit D -- Form of Opinion of Counsel to the Sellers
Exhibit E -- Form of Opinion of Counsel to the Buyer
Exhibit F -- Allocation of Sales Price
Annex I   -- Exceptions to the Sellers' Representations and Warranties
             Concerning the Transaction
Annex II  -- Exceptions to the Buyer's Representations and Warranties
             Concerning the Transaction
Disclosure Schedule--Exceptions to Representations and Warranties
                     Concerning the Company and Its Subsidiaries
Schedule 2(h) -- Manufacturer's Representative Employees


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                            STOCK PURCHASE AGREEMENT

     Agreement entered into on September 16, 1999, by and among Penn Engineering & Manufacturing Corp., a Delaware corporation (the "Buyer"), and Harriet Dudek, now known as Harriet Serven, Trustee of Trust B under Will of Richard C. Dudek, Deceased, Victor E. Carlson, Sara E. Carlson, John S. Perell, Elizabeth C. Perell and Martha Gail Anderson (collectively the "Sellers" and referred to individually as a "Seller"). The Buyer and the Sellers are referred to collectively herein as the "Parties".

     The Sellers in the aggregate own all of the outstanding capital stock of R.
C. Dudek & Company, Inc. a California corporation (the "Company").

     This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company in return for cash.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1. Definitions.

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

        "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a).

        "Applicable Rate" means the prime rate of interest publicly announced from time to time by First Union National Bank.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

        "Buyer" has the meaning set forth in the preface above.

        "Closing" has the meaning set forth in ss.2(c) below.


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        "Closing Date" has the meaning set forth in ss.2(c) below.

        "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the preface above.

        "Company Share" means any share of the Common Stock, par value $0.10 per share, of the Company.

        "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

        "Controlled Groups" has the meaning set forth in Code ss.1563.

        "Disclosure Schedule" has the meaning set forth in ss.4 below.

        "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) Employee Pension Benefit Plan, (c) Employee Welfare Benefit Plan, (d) material fringe benefit or other retirement, bonus, or incentive plan or program or other plan or arrangement providing additional compensation or benefits.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

        "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code ss.414.


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        "Escrow" has the meaning set forth in ss.2(d) below.

        "Escrow Agreement" has the meaning set forth in ss.2(b) below.

        "Fiduciary" has the meaning set forth in ERISA ss.3(21).

        "Financial Statements" has the meaning set forth in ss.4(g) below.

        "FOGA Business" shall mean the business, including without limitation, the assets and liabilities, of the FOGA Division of the Company which extrudes aluminum for point of purchase displays and trade show exhibits.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

        "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Indemnified Party" has the meaning set forth in ss.8(d) below.

        "Indemnifying Party" has the meaning set forth in ss.8(d) below.

        "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related


                                        3

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documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

        "Knowledge" means actual knowledge after reasonable investigation.

        "Manufacturer's Representative Business" shall mean the Company's business acting as a manufacturer's representative on a commissionable basis for manufacturers of fasteners and other products.

        "Material Adverse Effect" means a material adverse effect on the business, financial condition, operations or results of operations of the Company.

        "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

        "Most Recent Financial Statements" has the meaning set forth in ss.4(g) below.

        "Most Recent Fiscal Month End" has the meaning set forth in ss.4(g) below.

        "Most Recent Fiscal Year End" has the meaning set forth in ss.4(g) below.

        "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

        "1998 Balance Sheet" means the Company's balance sheet for the Dudek Division as of September 30, 1998 which is included in the Financial Statements.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Party" has the meaning set forth in the preface above.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

        "Pro-Rata" has the meaning set forth in ss.2(b).

        "Purchase Price" has the meaning set forth in ss.2(b) below.


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        "Real Property Agreement" means the agreement of sale by and among the
Buyer and certain of the Sellers providing for the purchase by Buyer of the real property leased and operated by the Company and located in the City of Oxnard, Ventura County, California, the form of which is attached hereto as Exhibit C.

        "Reportable Event" has the meaning set forth in ERISA ss.4043.

        "Requisite Sellers" means Sellers holding a majority in interest of the Company Shares as set forth in ss.4(b) of the Disclosure Schedule.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable; (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Seller" has the meaning set forth in the preface above.

        "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "Tax" or "Taxes" means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

        "Tax Return" or "Tax Returns" means all returns, reports, forms, declarations, claims for refunds or other information required to be filed or supplied to any Person in connection with Taxes (including without limitation information returns and declarations of estimated Tax) (Any reference to "filed" or "file" with respect to Taxes shall also be deemed to include "supplied" or "supply").

        "Third Party Claim" has the meaning set forth in ss.8(d) below.


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     2. Purchase and Sale of Company Shares.

        (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or her Company Shares for the consideration specified below in this ss.2.

        (b) Purchase Price. The Buyer agrees to pay to the Sellers at the Closing $34,000,000 (the "Purchase Price") by delivery of (i) cash of $3,400,000 payable by wire transfer or other immediately available funds to the escrow agent designated in the escrow agreement (the "Escrow Agreement") in the form of Exhibit A attached hereto and (ii) cash for the balance of the Purchase Price payable to Sellers by wire transfer or delivery of other immediately available funds. The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of Company Shares as set forth in ss.4(b) of the Disclosure Schedule ("Pro-Rata").

        (c) Post-Closing Adjustment. Immediately after the consummation of the Closing hereunder Buyer shall, at Buyer's expense, engage Ernst & Young LLP to determine the consolidated net working capital (current assets minus current liabilities) of the R.C. Dudek Division (excluding the FOGA Division) of the Company ("Net Working Capital") as of the close of business on the Closing Date (the "Closing Statement"), which shall be prepared in accordance with generally accepted accounting principles. Ernst & Young LLP shall be required to deliver the Closing Statement to Buyer not later than 60 days after the Closing Date. Promptly after Buyer's receipt thereof, Buyer shall deliver a copy of the Closing Statement to Victor E. Carlson who is authorized to act as agent for Sellers with respect to adjustments of the Purchase Price hereunder (the "Sellers' Agent"). Upon receipt of the Closing Statement, Sellers' Agent shall give written notice to Buyer within 15 days if Sellers' Agent disputes the Closing Statement and the parties shall negotiate in good faith to resolve such dispute. If Buyer and Sellers' Agent are unable to resolve such dispute within fifteen (15) days after Buyer is notified thereof, the matter shall be referred to an independent public accountant satisfactory to the Buyer and Sellers' Agent which shall be directed to determine the Net Working Capital of the R.C. Dudek Division (excluding the FOGA Division) of the Company as of the Closing Date and the determination of such accountant shall be binding on the parties hereto. Buyer and Sellers shall each pay one-half of the cost of the services of such independent accountant. If and to the extent that the Net Working Capital of the R.C. Dudek Division (excluding the FOGA Division) of the Company reflected on the Closing Statement ("Net Working Capital at Closing") shall be less than $13,322,400 ("Minimum Required Working Capital"): (i) the Purchase Price shall be retroactively and immediately reduced by an amount equal to the amount ("Working Capital Deficit") by which the Net Working Capital at Closing is less than the Minimum Required Working Capital, and (ii) an amount equal to the Net Working Capital Deficit shall become immediately due and payable to Buyer from Sellers, such amount being payable first from the Escrow and if in excess of the Escrow, then by the Sellers Pro-Rata. The Closing Statement shall be prepared using the asset and liability accounts used in the preparation of the 1998 Balance Sheet, and valuing inventory on the last-in, first-out (LIFO) method used in the preparation of the 1998 Balance Sheet, but not reflecting any disclosures or statements made in the Disclosure


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Schedule. The Closing Statement shall not include any assets or liabilities of the FOGA Business or any interdivisional accounts receivable.

        (d) Escrow. In order to secure Buyer with respect to: (i) any reduction in the Net Working Capital of the R.C. Dudek Division of the Company between September 30, 1998 and the Closing Date and (ii) the accuracy of the representations, warranties, and the prompt performance and payment of the covenants, agreements and indemnifications, of Sellers provided for in this Agreement and all other documents and instruments executed by Sellers in connection herewith, on the Closing Date Sellers and Buyer shall enter into an escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit A hereto with U.S. Trust Company (provided that if the fees of U.S. Trust Company are not reasonable and competitive with other similar institutions, the parties will mutually agree on another escrow agent) as escrow agent (with such changes therein relative to the rights and duties of the escrow agent as may be required by said escrow agent.) Buyer shall deposit $3,400,000 (the "Escrow") pursuant to the Escrow Agreement. Upon the later of (i) 120 days after the Closing Date,
(ii) the final determination of the Purchase Price, and (iii) the final determination of any indemnification claims made by Buyer against Sellers pursuant to Section 8 hereof on or before 120 days after the Closing Date, Buyer shall be entitled to receive from the Escrow an amount equal to the sum of (A) any reduction in the Purchase Price as finally determined, and (b) the amount of any indemnification to which Buyer is entitled under Section 8 hereof as determined by agreement between Buyer and Sellers or, in the absence of agreement, by the final judgment of any court of competent jurisdiction, and the remaining balance of such Escrow, if any, shall be distributed to Sellers. One-third of the Escrow shall be distributed each six months after the Closing, subject to retention at all times of funds reasonably required in Buyer's good faith judgment to cover any pending and bona fide claims of Buyer for indemnification. Interest earned on the Escrow shall be distributed to the Sellers monthly Pro-Rata and the Sellers shall be responsible for reporting all taxable interest and dividends distributed from the Escrow. Buyer shall pay the fees and costs of the escrow agent.

        (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company commencing at 9:00 a.m. local time on September 30, 1999 or such other date as the Buyer and the Requisite Sellers may mutually determine (the "Closing Date").

        (f) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in ss.7(b) below,
(iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his or her Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Escrow and to each of the Sellers the consideration specified in ss.2(b) above.

        (g) FOGA Business. Sellers do not intend to sell or transfer to Buyer, and Buyer does not intend to purchase or assume from Sellers, any assets ("FOGA Assets") or liabilities


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("FOGA Liabilities") of the Company's FOGA Business. Sellers agree that prior to the Closing, Sellers will cause the Company either to sell the FOGA Assets and transfer the FOGA Liabilities to a third-party, or to another entity controlled by Sellers, such that on the Closing Date the Company will own no FOGA Assets and all FOGA Liabilities (which term shall include all liabilities related to the FOGA business, whether known or unknown, whether now existing or hereafter incurred or arising, matured or unmatured, direct or indirect, absolute or contingent, joint or several) will have been assumed by such third-party or other entity. Sellers agree to indemnify Buyer and hold Buyer harmless from and against any and all FOGA Liabilities including attorneys fees and costs related thereto incurred by the Company or by the Buyer after the Closing in connection with FOGA Liabilities. Any proceeds of sale received by the Company from the sale of the FOGA Assets shall belong to Sellers and may be distributed by the Company to Sellers prior to the Closing. Sellers agree to continue existing product liability coverage for the FOGA Business at Sellers' expense for a period of five (5) years after the Closing Date. Sellers will cause all FOGA Assets to be removed from the Company's premises prior to the Closing.

        (h) Manufacturer's Representative Business. Prior to the Closing the parties shall cause the manufacturer's representative agreement between the Company and the Buyer to be terminated. Buyer agrees that in the event that (i) Sellers are able to locate or organize a new manufacturer's representative organization meeting Buyer's criteria (or which agrees in writing to meet such criteria within four months after the Closing Date) and (ii) Buyer enters into a manufacturer's representative agreement satisfactory in form and substance to Buyer with such new organization, any amount payable by such new organization for the goodwill, customer lists and other intangible assets of the Company's existing manufacturer's representative business for fasteners and related products shall belong to the Sellers and neither the Company nor the Buyer shall have any interest therein, provided that the Buyer shall have no obligation to approve any new manufacturer's representative organization recommended by Sellers unless it meets all of Buyer's specified criteria (or agrees to do so within four months after the Closing and makes substantial progress acting in good faith to meet such criteria within such period) and is reasonably satisfactory in all other respects to Buyer and enters into a manufacturer's representative agreement with Buyer satisfactory in form and substance to Buyer. Sellers shall have the right to request those employees of the Company listed on
Schedule 2(h) attached hereto to become employees of such new manufacturer's representative organization, but shall not at any time solicit or permit such new organization to employ any other employees of the Company. Any new manufacturer's representative agreement shall be cancellable by the Buyer on thirty (30) days notice.

     3. Representations and Warranties Concerning the Transaction.

        (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this ss.3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(a)) with respect to himself or itself, except as set forth in Annex I attached hereto.


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            (i) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or she is bound or to which any of his or her assets is subject.

            (iii) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (iv) Company Shares. The Seller holds of record and owns beneficially the number of Company Shares set forth next to his or her name in ss.4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

        (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this ss.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(b)), except as set forth in Annex II attached hereto.

            (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

            (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

            (v) Investment. The Buyer is acquiring the Company Shares for investment purposes only and is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     4. Representations and Warranties Concerning the Company and Its Subsidiaries. The Sellers represent and warrant to the Buyer that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Although the Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4, disclosures made with respect to one paragraph of the Disclosure Schedule shall be deemed to be made with respect to all of the paragraphs of the Disclosure Schedule, to the extent relevant thereto. The representations and warranties contained in this ss.4 do not apply to (i) the FOGA Business as to which Sellers have agreed to indemnify Buyer pursuant to ss.2(g) or (ii) the Manufacturer's Representative Business.

        (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ss.4(a) of the Disclosure Schedule lists the directors and officers of the Company.

        (b) Capitalization. The entire authorized capital stock of the Company consists of 750,000 Company Shares, of which 866 Company Shares are issued and outstanding and no Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in ss.4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

        (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, or results of operations of the Company and its Subsidiaries or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

        (d) Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        (e) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

        (f) Subsidiaries. The Company has no Subsidiaries.

        (g) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) reviewed balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended

September 30, 1997 and September 30, 1998 (the "Most Recent Fiscal Year End") for the R.C. Dudek Division of the Company; and (ii) unaudited management prepared balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the 9 months ended June 30, 1999 (the "Most Recent Fiscal Month End") for the R.C. Dudek Division of the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. The parties acknowledge that the Financial Statements include information with respect to and results of operations of the Manufacturer's Representative Business.

        (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company. Without limiting the generality of the foregoing, since that date:

            (i) the Company has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business, except for the sale of the FOGA Business;

            (ii) the Company has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business except with respect to the sale of the FOGA Business;

            (iii) no party (including the Company) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Company is a party or by which it is bound except in the Ordinary Course of Business and except in connection with the sale of the FOGA Business and the termination of the Manufacturer's Representative Business;

            (iv) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

            (v) the Company has not made any material capital expenditures outside the Ordinary Course of Business;

            (vi) the Company has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

            (vii) the Company has not created, incurred, assumed, or guaranteed more than $100,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

            (viii) the Company has not granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

            (ix) there has been no change made or authorized in the charter or bylaws of any of the Company.

            (x) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

            (xi) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock except for distributions to Sellers which do not reduce the Net Working Capital of the R.C. Dudek Division of the Company on the Closing Date to the less than the Minimum Required Working Capital;

            (xii) the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

            (xiii) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xiv) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (xv) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xvi) the Company has not adopted, amended, modified, or terminated in any material respect any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) except for changes in commitments in the Ordinary Course of Business;

            (xvii) the Company has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

            (xviii) the Company has not committed to any of the foregoing.

        (i) Undisclosed Liabilities. The Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and
(ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

        (j) Legal Compliance. The Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations of the Company.

        (k) Taxes. Except as otherwise set forth in ss.4(k) of the Disclosure
Schedule:

            The Company has duly and timely filed all Tax Returns that it was required to file on or prior to the date hereof. All such Tax Returns were true, complete and correct. All Taxes owed or required to be remitted by the Company (whether or not shown on any Tax Return) have been paid or remitted, or are being contested and adequately reserved in accordance with GAAP on the financial statements of the Company. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The most recent financial statements delivered to Buyer by the Company hereunder reflect an adequate reserve in accordance with GAAP for all Taxes of the Company for all taxable periods and portions thereof through the date of such financial statements. The Company maintained reserves in accordance with GAAP for all Taxes for the period from the date of the most recent financial statements through the Closing Date.

            The Company has satisfied all federal, state, local and foreign withholding tax requirements including but not limited to income, social security and employment tax.

     None of the assets of the Company (i) is property that is required to be treated as owned by another person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (iii) directly or indirectly secures any debt the interest of which is tax-exempt under Section 103(a) of the Code.

     There are no Liens for Taxes on any of the assets of the Company.

     The Company is not a party to any tax allocation, tax sharing or tax benefit transfer agreement. The Company (A) has not been a member of an affiliated, combined or unitary group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) and
(B) has no liability for the Taxes of any Person under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     To the Knowledge of any of the Sellers and the directors and officers of the Company, no written claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

     There is no dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any taxing authority in writing or (B) as to which any of the Sellers has knowledge based upon personal contact with any agent of such taxing authority. No taxing authority is now asserting or, to the knowledge of the Sellers, threatening to assert, any deficiency or assessment for additional Taxes of the Company or has notified the Company of its intent to examine or audit the Company. The Company has not (A) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or (B) received any written notice of deficiency of assessment from any taxing authority with respect to liability for Taxes that has not been fully paid or finally settled.

     The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1993.

     The Company has not filed a consent under Code section 341(f) concerning collapsible corporations.

     For all tax periods from and after 1987, up to and including the Effective Time of Closing (collectively, the "S Corporation Tax Period"), the Company has elected (with the consent of all of its shareholders), in compliance with all applicable legal requirements, and has qualified to be taxed under Subchapter S of the Code and corresponding provisions under any applicable state and local laws, and such elections are in effect for the Company. No action has been taken by the Company or any shareholder of the Company that may result in the revocation of any such elections and, with respect to the S Corporation Tax Period, the Company has no liability, absolute or contingent, for the payment of any income Taxes under the Code or under the laws of such states or localities which afford tax treatment similar to that under Subchapter S of the Code. With respect to each subsidiary, directly or indirectly, owned by the Company, the Company has made an election under section 1361(b)(3) of the Code and corresponding provisions under any applicable state and local laws to treat such subsidiary as a qualified subchapter S corporation ("QSSS"), such subsidiary has been a QSSS since the effective date of such election and will continue to have such status up to and including the Effective Time, and Section 4(k) of the Disclosure Schedule sets forth, for each subsidiary, the effective date of its QSSS election.

     The Sellers represent and warrant that each is qualified to make a Code section 338(h)(10) election under Treasury Regulations section 1.338(h)(10)-1 with respect to the sale of the Shares to Buyer, and agree to join Buyer in making an election under section 338(h)(10) of the Code and one or more similar elections under any applicable state income tax law (individually, a "Section

338(h)(10) Election" and collectively, the "Section 338(h)(10) Elections"), with respect to Buyer's purchase of the Shares.

        (l) Real Property.

            (i) The Company does not own any real property.

            (ii) ss.4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in ss.4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each material lease and sublease listed in ss.4(l)(ii) of the Disclosure Schedule:

                (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                (B) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                (C) no party to the lease or sublease has repudiated any material provision thereof;

                (D) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                (E) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                (F) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all respects other than where the absence of the foregoing would not cause a Material Adverse Effect.

        (m) Intellectual Property.

            (i) To the Knowledge of any of the Sellers and the directors and officers of the Company, the Company has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of the Sellers and the directors and officers of the Company has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any written claim that the Company must license or refrain from using any

Intellectual Property rights of any third party). To the Knowledge of any of the Sellers and the directors and officers of the Company, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any of the Company in any material respect.

            (ii) ss.4(m)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). ss.4(m)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in ss.4(m)(ii) of the Disclosure Schedule except where there would not be a Material Adverse Effect:

                (A) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (C) no action, suit, proceeding, hearing, investigation, charge, written complaint, claim, or written demand is pending or, to the Knowledge of any of the Sellers and the directors and officers of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                (D) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iii) ss.4(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such material licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss.4(m)(iii) of the Disclosure Schedule except where there would not be a Material Adverse Effect:

                (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (B) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

               (D) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (n) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Company owns and leases are free from material defects (patent and latent, to the Knowledge of any of the Sellers and the directors and officers of the Company), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

            (o) Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable in the Ordinary Course of Business (including, without limitation, normal marketing programs, discounts, rebates, commissions, incentives and the like) and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving (on hand for more than one year without being written down to nominal value), obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

            (p) Contracts. ss.4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

                (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

                (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

                (iii) any agreement concerning a partnership or joint venture;

                (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                (v) any material agreement concerning confidentiality or noncompetition;

                (vi) any material agreement with any of the Sellers and their Affiliates (other than the Company);

                (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                (viii) any collective bargaining agreement;

                (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

                (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, or results of operations of the Company and its Subsidiaries; or

                (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

        The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in ss.4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in ss.4(p) of the Disclosure Schedule. With respect to each such agreement except where there would not be a Material Adverse Effect: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

        (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

        (r) Powers of Attorney. To the Knowledge of any of the Sellers and the directors and officers of the Company, there are no material outstanding powers of attorney executed on behalf of the Company.

        (s) Insurance. ss.4(s) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

            (i) the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (v) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

        With respect to each such insurance policy, except where there would not be a Material Adverse Effect: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated in writing any provision thereof. ss.4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting any of the Company and its Subsidiaries.

        (t) Litigation. ss.4(t) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Sellers and the directors and officers of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

        (u) Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the

Closing Date in accordance with the past custom and practice of the Company. Substantially all of the products manufactured, sold, leased, and delivered by the Company are subject to standard terms and conditions of sale or lease. ss.4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

        (v) Product Liability. The Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company. The parties agree that Sellers shall have no responsibility to Buyer under Sections 3(u) or 3(v) with respect to product liability claims or product warranty claims involving allegedly defective products sold by Buyer to the Company to the extent such claims are covered by Buyer's standard warranty or by Buyer's product liability insurance policy.

        (w) Employees. To the Knowledge of any of the Sellers and the directors and officers of the Company, except for those of the Company's officers and directors Buyer does not intend to maintain an employment relationship with following the Closing as confirmed in writing by Buyer to the Company, no executive, key employee, or significant group of employees plans to terminate employment with the Company during the next 12 months. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Company has not committed any material unfair labor practice. None of the Sellers and the directors and officers of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

        (x) Employee Benefits.

            (i) ss.4(x) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute. The Company does not have, and has never had, any ERISA Affiliates

                (A) At no time has the Company ever sponsored or otherwise contributed to or had any obligation to contribute to any Multiemployer Plan or defined benefit plan (as such term is defined in ERISA ss.3(35)) or otherwise has incurred any withdrawal liability as defined in ERISA ss.4201 or liability to the PBGC (whether known or unknown, asserted or unasserted), nor has the Company ever sponsored or otherwise contributed to or has any obligation to contribute to any plan providing benefits to current or future retired or terminated employees, their spouses, or their dependents, except for required continuation coverage under Part 6 of Title I of ERISA and Code ss.4908B.

                (B) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

                (C) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-l's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                (D) All contributions (including all employer contributions, employee salary reduction contributions and insurance premiums and other payments) which are due have been paid to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Company.

                (E) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan intended to be a "qualified plan" under Code ss.401(a) meets the requirements, both in form and operation of Code ss.401(a), has received a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and such determination letter is currently in effect, and Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter.

                (F) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

            (ii) With respect to each Employee Benefit Plan that the Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Sellers and the directors and officers of the Company, threatened.

        (y) Guaranties. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

        (z) Environment, Health, and Safety Matters.

            (i) The Company, has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

            (ii) Without limiting the generality of the foregoing, the Company has obtained, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

            (iii) The Company has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

            (iv) Except as set forth on the attached "Environmental and Safety Matters Schedule", none of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

            (v) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

            (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

        (aa) Certain Business Relationships With the Company and Its Subsidiaries. None of the Sellers and their Affiliates has been involved in any material business arrangement or relationship with the Company within the past 12 months, and none of the Sellers and their Affiliates owns any material asset, tangible or intangible, which is used in the business of any of the Company, except that certain of the Sellers own the real property in Oxnard, California which is leased by the Company and is being sold to the Buyer pursuant to the Real Property Agreement.

        (bb) Disclosure. The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.4 not misleading. Other than as set forth in this Agreement and the Disclosure Schedule and any other exhibits and schedules hereto, neither the Company nor any Seller is making any representations or warranties and Buyer is placing no reliance on any representations or warranties which are not set forth in this Agreement, the Disclosure Schedule and any other exhibits and schedules hereto.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        (a) General. Each of the Parties will use his or her reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

        (b) Notices and Consents. The Sellers will cause the Company to give any notices to third parties, and will cause the Company to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in ss.4(c) above. Each of the Parties will (and the Sellers will cause the Company to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above. Without limiting the generality of the foregoing, each of the Parties will file (and the Sellers will cause the Company to file) any Notification and Report Forms and related material that he or she may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and will make (and the Sellers will cause the Company to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Buyer will assist Sellers and the Company in the preparation of filings under the Hart-Scott-Rodino Act, but Sellers shall be responsible for the filings being complete and accurate as required by the Hart-Scott-Rodino Act.

        (c) Operation of Business. The Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to
(i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.4(h) above, except as set forth in the Disclosure Schedule, provided that any dividends or distributions referenced in the Disclosure Schedule shall not reduce the Net Working Capital of the Company on the Closing Date below the Net Working Capital on the 1998 Balance Sheet.

        (d) Preservation of Business. The Sellers will cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

        (e) Full Access. Each of the Sellers will permit, and the Sellers will cause the Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company. The Buyer will treat and hold as such any Confidential Information it receives from any of the Sellers and the Company in the course of the reviews contemplated by this ss.5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers and the Company all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

        (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in ss.4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or her own representations and warranties in ss.3 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

        (g) Exclusivity. None of the Sellers will (and the Sellers will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.

        (h) Existing Agreements. The Buyer will not terminate or otherwise alter in any material respect any of the terms or conditions of its existing agreements with the Company, except for termination of the manufacturer's representative agreement between the Company and the Buyer.

        (i) Company's Qualified Plan. Sellers shall cause the Company to adopt such resolutions as may be necessary to terminate the R.C. Dudek & Company, Inc. Retirement Plan ("Qualified Plan") as of a date no later than the day prior to the Closing Date ("Termination Date"). Such resolutions shall further provide that the Qualified Plan be amended to cease all future contributions and benefit accruals under the Qualified Plan as of the Termination Date and vest all participants thereunder as of the Termination Date. In addition, such resolutions shall provide that the termination of the Qualified Plan shall be subject to the condition subsequent that the Internal Revenue Service determines that the termination of the Qualified Plan will not adversely affect its qualified status under Code ss.401(a) and that the Company shall make such submission as may be necessary to obtain such determination. The resolutions shall also direct the liquidation and termination of the trust established under the Qualified Plan upon receipt of a favorable determination with respect to the termination of the Qualified Plan. Sellers shall also cause the Company to adopt amendments to the Qualified Plan to the extent necessary to implement the resolutions, such amendments to be effective subject to the condition subsequent of the determination by the Internal Revenue Service that such amendment(s) will not adversely affect the qualified status of the Qualified Plan under Code ss.401(a) of the Code.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

        (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company.

        (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the other Parties will cooperate with him or it and his or her counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss.8 below).

        (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

        (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession, except nothing herein shall restrict any Seller who becomes an employee of the Company after the Closing from using Confidential Information in the course of his employment by the Company. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this ss.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or her reasonable best efforts to obtain (at Buyer's sole cost and expense), at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

        (e) Covenant Not to Compete. For a period of five years from and after the Closing Date, none of the Sellers will engage directly or indirectly in any business that the Company conducts as of the Closing Date in any geographic area in which the Company conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     7. Conditions to Obligation to Close.

        (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in ss.3(a) and ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (iii) the Company shall have procured all of the material third party consents specified in ss.5(b) above;

            (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company or (D) affect materially and adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (v) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in ss.7(a)(i)-(iv) is satisfied in all respects;

            (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, and the Company, shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above;

            (vii) closing of the transactions contemplated by the Real Property Agreement shall occur concurrently with the Closing hereunder and Buyer shall acquire the real property which is the subject thereof pursuant to the terms and conditions of the Real Property Agreement;

            (viii) the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer, and dated as of the Closing Date;

            (ix) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company.

            (x) the Buyer shall have entered into employment agreements or otherwise reached satisfactory understandings with key employees of the Company;

            (xi) the Sellers and the Buyer shall have executed mutual releases of all claims prior to the Closing Date reasonably satisfactory to Sellers and Buyer; and

            (xii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

        The Buyer may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

        (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in ss.3(b) above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing including without limitation payment of the Purchase Price as provided herein;

            (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in ss.7(b)(i)-(iii) is satisfied in all respects;

            (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, the Company, and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above;

            (vi) closing of the transactions contemplated by the Real Property Agreement shall occur concurrently with the closing hereunder and the Sellers of the real property which is the subject thereof shall receive the consideration provided for therein;

            (vii) the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Sellers, and dated as of the Closing Date;

            (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Requisite Sellers;

            (ix) the Sellers and the Buyer shall have executed mutual releases of all claims prior to the Closing Date reasonably satisfactory to Sellers and Buyer; and

            (x) Buyer and its affiliates shall have waived all claims they may have against Sellers under Sections 500 et. seq of the California Corporations Code regarding all preclosing distributions disclosed on the Disclosure Schedule.

        The Requisite Sellers may waive any condition specified in this ss.7(b) if they execute a writing so stating at or prior to the Closing.

     8. Remedies for Breaches of This Agreement.

        (a) Survival of Representations and Warranties. All of the representations and warranties of the Sellers contained in ss.4 above (other than ss.4(k) above) shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter; provided, however, that the representations and warranties contained in ss.4(z) above shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of five years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Parties contained in ss.3 above and the representations and warranties of the Sellers contained in ss.4(k) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). Upon termination of any representations and warranties of Sellers as expressly provided above, Buyer shall have no right to make a claim for indemnification for breach of such representations and warranties, except with respect to claims made in writing prior to such termination.

        (b) Indemnification Provisions for Benefit of the Buyer.

            (i) In the event any of the Sellers breaches any of their representations, warranties, and covenants contained herein (other than the covenants in ss.2(a) above and the representations and warranties in ss.3(a) above), and, if there is an applicable survival period pursuant to ss.8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to ss.11(h) below within such survival period, then each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers contained in ss.4 above until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of $340,000 (after which point the Sellers will be obligated to indemnify the Buyer from and against all such Adverse Consequences whether greater or less than such amount) and (B) there will be a $7,500,000 aggregate ceiling on the obligation of the Sellers to indemnify the Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of the Sellers contained in ss.4 above.

            (ii) In the event any of the Sellers breaches any of his or her covenants in ss.2(a) above or any of his or her representations and warranties in ss.3(a) above, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to ss.11(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

            (iii) Each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company (x) for any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with ss.9(b)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Income Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Statement, and (y) for the unpaid taxes of any Person (other than the Company) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to ss.11(h) below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Sellers may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. In addition, the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of or relating to, in the nature of, or caused by Buyer's ownership and operation of the business of the Company after Closing, other than with respect to (i) matters for which Sellers are required to indemnify Buyers pursuant to Section 8(b) and (ii) matters related to the representation of Buyer as a manufacturer's representative.

        (d) Matters Involving Third Parties.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or her choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim.

            (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with ss.8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and
(B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).

            (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with ss.8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or she reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.8.

        (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this ss.8. All indemnification payments under this ss.8 shall be deemed adjustments to the Purchase Price.

        (f) Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this ss.8 shall be the exclusive remedy of the Buyer and the Seller with respect to the Company, and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Buyer and the Seller hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental matters, including without limitation any such matters arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). Each of the Sellers hereby agrees that he or she will not make any claim for indemnification against the Company by reason of the fact that he or she was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     9. Tax Matters.

     The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

         (a) Tax Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Buyer. Sellers shall be responsible for the payment of Taxes of the Company with respect to such periods except to the extent such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Statement.

        (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed (subject to review and approval by Seller's Agent which approval shall not be unreasonably withheld or delayed) any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Statement. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

        (c) Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Company, and any amounts credited against Tax to which Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date that were not reflected on the Closing Statement or the 1998 Balance Sheet shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Buyer or the Company of any Tax accrued on the Closing Statement, the Buyer shall pay such amount to Seller within fifteen (15) days after receipt or entitlement thereto provided that such payment or credit against Tax was not reflected on the 1998 Balance Sheet or on the Closing Statement.

        (d) Cooperation on Tax Matters.

            (i) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

            (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (iii) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to ss.6043 of the Code and all Treasury Department Regulations promulgated thereunder.

            (iv) If the Company becomes obligated to pay any state Taxes (other than California Taxes) with respect to any period ending on or prior to the Closing Date, Buyer will cooperate with Sellers by amending the Company's California Tax Returns as may be appropriate in order to obtain any refund or credit to which the Company is entitled in order to mitigate the amount of any Tax for which Sellers are liable to indemnify Buyer hereunder, provided that such amendment does not have an adverse effect on the Company or the Buyer for periods ending after the Closing Date.

        (e) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

        (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

        (g) Allocation and 338(h)(10) Election. Buyer shall prepare Internal Revenue Service Form 8023 (and any required attachments) and any similar state forms (and any required attachments) that may be required to make the Section 338(h)(10) Elections (collectively, the "Forms") and shall submit for Forms to the Sellers not later than 10 days prior to the Closing for review by Sellers. After review and approval by Sellers, Sellers and Buyer shall sign the forms which shall be delivered to Buyer at Closing. The Sellers agree to provide the necessary information to Buyer in connection with the preparation of the Forms. The Sellers and the Buyer agree upon an allocation of the modified aggregate deemed sales price (as such term is defined in Treasury regulations under section 338) among the Company's assets (the "Allocation") in accordance with the attached Exhibit F. The parties acknowledge that Exhibit F has been prepared based on the Company's June 30, 1999 balance sheet and that such allocation will be appropriately revised based upon the balance sheet as of the Closing Date. The Buyer shall file the Forms in accordance with applicable Tax laws. The Sellers and the Buyer shall take or cause to be taken any other actions that are necessary for making or perfecting the Section 338(h)(10) Elections. The Buyer shall provide the Sellers with a copy of the Forms as filed. With respect to each Section 338(h)(10) Election, the Sellers shall treat the Section 338(h)(10) Election as valid and shall not take any action inconsistent with such treatment, except to the extent otherwise provided under applicable Tax law. Any Taxes payable by the Company as a result of such election shall be accrued as a liability on the Closing Statement.

     10. Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

             (i) the Buyer and the Requisite Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

             (ii) the Buyer may terminate this Agreement by giving written notice to the Requisite Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Requisite Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1999, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

             (iii) the Requisite Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1999, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

        (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss.5(e) above shall survive termination.

     11. Miscellaneous.

         (a) Nature of Certain Obligations.

             (i) The covenants of each of the Sellers in ss.2(a) above concerning the sale of his or her Company Shares to the Buyer and the representations and warranties of each of the Sellers in ss.3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in ss.8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

             (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in ss.8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Requisite Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the Real Property Agreement and the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or her rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Requisite Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                      If to the Sellers:

                           Victor E. Carlson
                           R. C. Dudek & Company, Inc.
                           800 Del Norte Blvd.
                           Oxnard, CA  93030

                      With a copy to:

                           Weinstock, Manion, Reisman,
                           Shore and Neumann, a Law Corporation
                           1875 Century Park East
                           Suite 1500
                           Los Angeles, California  90067
                           Attention: Louis A. Reisman, Esquire

                      If to the Buyer:

                           Penn Engineering & Manufacturing Corp.
                           5190 Old Easton Road
                           Danboro, PA  18916-1000
                           Attention: Kenneth A. Swanstrom, Chairman

                      With a copy to:

                           Duane, Morris & Heckscher LLP
                           4200 One Liberty Place
                           Philadelphia, PA  19103-7396
                           Attention: Stephen D. Teaford, Esquire

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties and the Company, will bear his or her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Sellers and Buyer shall each pay one-half of the Hart-Scott-Rodino filing fee and the fees and expenses of Duane, Morris & Heckscher LLP incurred in connection with such filing. The Sellers agree that the Company has not borne and will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby, except that the Company shall be permitted to pay up to $200,000 for the Sellers' and the Company's costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including Seller's portion of the Hart-Scott-Rodino filing fee and legal and accounting fees and expenses) but only to the extent that the Net Working Capital of the R.C. Dudek Division of the Company on the Closing Date after payment of such items is not less than the Net Working Capital of the Company as shown on the 1998 Balance Sheet.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Arbitration. Except for disputes concerning the preparation of the Closing Statement and any reduction of the Purchase Price under Section 2(c) which shall be resolved in accordance with such Section 2(c), any other dispute arising under the indemnification provisions or any other provisions of this Agreement or the Escrow Agreement shall be resolved by binding arbitration conducted in Wilmington, Delaware in accordance with the procedures of the American Arbitration Association and judgment may be entered in any court of competent jurisdiction based upon the decision reached in such arbitration. Each of the Parties agrees that notices given to the Parties in connection with any arbitration proceeding shall be properly given if sent in accordance with ss.11(h) hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                            PENN ENGINEERING &
                                            MANUFACTURING CORP.

                                            By: /s/ Kenneth A. Swanstrom
                                                -------------------------------
                                                Name: Kenneth A. Swanstrom
                                                Title:

                                            /s/ Harriet Dudek Serven
                                            -----------------------------------
                                            HARRIET DUDEK, NOW KNOWN AS HARRIET
                                            SERVEN, Trustee of Trust B under
                                            Will of Richard C. Dudek, Deceased

                                            /s/ Victor E. Carlson
                                            -----------------------------------
                                            VICTOR E. CARLSON

                                            /s/ Sara E. Carlson
                                            -----------------------------------
                                            SARA E. CARLSON

                                            /s/ John S. Perell
                                            -----------------------------------
                                            JOHN S. PERELL

                                            /s/ Elizabeth C. Perell
                                            -----------------------------------
                                            ELIZABETH C. PERELL

                                            /s/ Martha Gail Anderson
                                            -----------------------------------
                                            MARTHA GAIL ANDERSON